Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT, dated as of June 2, 2026 (this “Agreement”), is entered into by and among (i) ReTo Eco-Solutions, Inc., a British Virgin Islands business company registered with company number 1885527 (“Buyer” or “ReTo”), (ii) MeinMalzeBier Holdings Limited, a British Virgin Islands business company registered with company number 2164603 (the “Company”), (iii) Lap Cheong Chan (“Mr. Chan” and, solely in his capacity as the representative of the Sellers, the “Sellers’ Representative”), (iv) Terence Kwong Lung Wong (“Mr. Wong” and, together with Mr. Chan, the “Sellers” or the “MMB Shareholders”), (v) Beijing ReTo Hengda Technology Co., Ltd., a company incorporated under the laws of the People’s Republic of China and wholly-owned subsidiary of Buyer (“ReTo Technology”), (vi) Shenzhen Melody Catering Management Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Melody”), and (vii) Dirong Century Big Data Technology Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Dirong” and, together with Melody, the “Operating Companies”). Buyer, the Company, the Sellers’ Representative, the Sellers, ReTo Technology and the Operating Companies are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Buyer, the Company, the Sellers’ Representative and the Sellers entered into that certain Share Exchange Agreement, dated as of April 25, 2025 (the “Share Exchange Agreement”), pursuant to which, among other matters, the Sellers sold, transferred, conveyed, assigned and delivered to Buyer, and Buyer purchased, acquired and accepted from the Sellers, an aggregate of 5,100 ordinary shares, par value $1.00 per share, of the Company (the “Purchased Shares”), representing 51% of the issued and outstanding equity interests of the Company. On the same day, Buyer announced the Closing of the acquisition of the Purchased Shares;

WHEREAS, pursuant to the Share Exchange Agreement, Buyer paid to the Sellers cash consideration in the aggregate amount of $3,978,000 and issued 4,680,000 Buyer Class A Shares (the “Exchange Shares”), all of which Exchange Shares were deposited with VStock Transfer, LLC, as escrow agent (the “Escrow Agent”), pursuant to the Escrow Agreement;

WHEREAS, simultaneously with the execution and delivery of the Share Exchange Agreement, Buyer, ReTo Technology, Melody and Dirong entered into that certain Management Services Agreement, dated as of April 25, 2025 (the “Management Services Agreement”);

WHEREAS, the Parties desire to terminate the Share Exchange Agreement and the Management Services Agreement, unwind the Share Exchange and provide for the return of the Purchased Shares to the Sellers, the disposition and cancellation of the Exchange Shares and related Escrow Property, the payment by the Sellers to ReTo of an aggregate amount equal to $300,000, and the mutual releases and other agreements set forth herein; and

WHEREAS, the Parties desire to be bound by the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
TERMINATION AND RELEASE

1.1 Termination of Share Exchange Agreement. Effective upon (a) the execution and delivery of this Agreement by all Parties, (b) Buyer’s receipt of the $300,000 Termination Payment in immediately available funds and (c) delivery by Buyer and the Sellers’ Representative of joint written instructions to the Escrow Agent pursuant to Section 1.4 (the time at which all such conditions have been satisfied, the “Effective Time”), the Share Exchange Agreement is hereby terminated in its entirety and shall be of no further force or effect, except for any provisions that are expressly incorporated herein or are necessary to give effect to this Agreement. For the avoidance of doubt, from and after the Effective Time, no Party shall have any further rights or obligations under the Share Exchange Agreement, except for rights and obligations arising under this Agreement.

1.2 Termination of Management Services Agreement. The Parties acknowledge and agree that, effective upon the Effective Time, the Management Services Agreement shall be terminated and shall be of no further force or effect.

1.3 Return of Purchased Shares. As promptly as practicable following the Effective Time, and in any event within five (5) Business Days thereafter, Buyer shall transfer, convey, assign and deliver to the Sellers all of Buyer’s right, title and interest in and to the Purchased Shares, free and clear of all Liens created by Buyer, with the Purchased Shares to be re-registered in the names of the Sellers in the same proportions in which such Purchased Shares were sold by the Sellers to Buyer pursuant to the Share Exchange Agreement (i.e., 4,590 Purchased Shares to Mr. Chan and 510 Purchased Shares to Mr. Wong) unless otherwise directed in writing by the Sellers’ Representative. The Parties shall cooperate in good faith to prepare, execute and deliver all share transfer forms, resolutions, register updates, share certificates, registered agent instructions and other documents or instruments reasonably necessary to effect the transfer of the Purchased Shares back to the Sellers.

1.4 Escrow Property; Exchange Shares. The Sellers hereby irrevocably waive, relinquish and surrender any and all right, title and interest in and to the Exchange Shares, the Escrow Earnout Shares, any Earnings thereon and any Newly Issued Earnout Shares or other securities or property that may be issuable, deliverable or payable to the Sellers pursuant to the Share Exchange Agreement or the Escrow Agreement. As a condition to the occurrence of the Effective Time, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent, in form and substance reasonably satisfactory to Buyer and the Sellers’ Representative, instructing the Escrow Agent to release all Escrow Property to Buyer or its designee for surrender, cancellation or such other treatment as Buyer may determine in accordance with applicable Law, Buyer’s Organizational Documents and the Escrow Agreement. The Sellers shall execute and deliver the agreed form surrender letters, stock powers or other instruments reasonably requested by Buyer or the Escrow Agent to effect the foregoing.

1.5 Payment to Buyer.

(a) The MMB Shareholders shall, jointly and severally, pay to Buyer an aggregate amount equal to Three Hundred Thousand U.S. Dollars ($300,000) (the “Termination Payment”) by wire transfer of immediately available funds to an account designated in writing by Buyer prior to or on the date hereof.

(b) The Parties acknowledge and agree that the Termination Payment is consideration for Buyer’s agreement to enter into this Agreement, terminate the Share Exchange Agreement and the Management Services Agreement, transfer the Purchased Shares back to the Sellers and grant the releases set forth herein. The obligations of the Sellers under this Section 1.5 shall survive the execution and delivery of this Agreement until paid in full. Any payment not made when due shall constitute a material breach of this Agreement, and the Sellers shall reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Buyer in connection with enforcing the payment obligations under this Section 1.5.

1.6 Further Assurances. Each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments and certificates, and take such further actions, as may be reasonably requested by any other Party to carry out and give effect to the transactions contemplated by this Agreement, including the termination of the Share Exchange Agreement and the Management Services Agreement, the return of the Purchased Shares, the disposition and cancellation of the Exchange Shares, and the payment of the Termination Payment.

1.7 Mutual Release; Covenant Not to Sue.

(a) Notwithstanding anything in the Share Exchange Agreement or the Management Services Agreement that may be deemed to the contrary, each Party, for and on behalf of itself and its Related Parties (as defined below), does hereby unequivocally, irrevocably, completely, finally and forever release and discharge, and hold harmless, each other Party and any of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, financing sources, Affiliates (including controlling persons and parent companies), officers, directors, members, managers and employees of Affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (“Related Parties”), from any and all past, present, direct, indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, executions, demands, liens and damages of whatever nature, in law, equity or otherwise, asserted or that could have been asserted, under federal or state statute, or common law, known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arise from or out of, are based upon, or are in connection with or relate to (i) the Share Exchange Agreement or the Management Services Agreement, (ii) any breach, non-performance, action or failure to act under the Share Exchange Agreement or the Management Services Agreement, (iii) the Share Exchange and the other Transactions, including the events leading to this Agreement and the termination of the Share Exchange Agreement and the Management Services Agreement, and (iv) the ownership, transfer, escrow, vesting, forfeiture, surrender or cancellation of the Purchased Shares, Exchange Shares, Escrow Earnout Shares, Escrow Property or any other securities contemplated by the Share Exchange Agreement (collectively, the “Released Matters”); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement, including the obligation of the Sellers to pay the Termination Payment.

(b) It is understood and agreed that Section 1.7(a) is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Parties and their Related Parties relating to or arising out of the Released Matters. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other Parties. In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Matters, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Matters. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Matters notwithstanding the discovery or existence of any such additional or different claim or fact.

(c) Each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Matter, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other Party and/or its Related Parties relating to any Released Matter. The covenants contained in this Section 1.7 shall survive this Agreement indefinitely regardless of any statute of limitations.

ARTICLE II
MISCELLANEOUS

2.1 Representations and Warranties of the Parties. Each Party represents and warrants to the other Parties as follows:

(a) The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are within the corporate, company or individual power and authority, as applicable, of such Party. In the case of each Party that is not an individual, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, company or other organizational powers of such Party and have been duly authorized by all necessary action on the part of such Party. This Agreement constitutes a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) None of the execution, delivery or performance by such Party of this Agreement or the transactions contemplated hereby does or will (i) in the case of any entity, contravene or conflict with the organizational documents of such Party, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such Party or by which any of such Party’s assets is or may be bound), or (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of its assets.

2.2 Notices. Any notice under this Agreement shall be sent in writing, and shall be deemed given in accordance with the provisions of Section 9.1 of the Share Exchange Agreement (which provision of the Share Exchange Agreement is incorporated herein by reference mutatis mutandis and shall survive solely for purposes of this Section 2.2).

2.3 Amendments; No Waivers; Remedies. This Agreement cannot be amended, except by a writing signed by each Party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach. Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

2.4 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

2.5 Governing Law; Jurisdiction; Enforcement. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined in any appropriate New York State or federal court (or in any appellate court thereof). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with the provisions of this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

2.6 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. Each of the Parties to this Agreement acknowledges that it has been represented in connection with the signing of the foregoing waiver by independent legal counsel selected by it and that such Party has discussed the legal consequences and import of such waiver with legal counsel. Each of the parties to this Agreement further acknowledges that it has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

2.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so shall be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence and Section 2.11 hereof, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

2.8 Third-Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Related Parties are express third-party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 1.7 of this Agreement and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement.

2.9 Entire Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage.

2.10 Interpretation. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (d) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement.

2.11 Equitable Relief. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

2.12 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Buyer:

RETO ECO-SOLUTIONS, INC.

By:	/s/ Xinyang Li
Name:	Xinyang Li
Title:	Chief Operating Officer and President

Company:

MEINMALZEBIER HOLDINGS LIMITED

By:	/s/ Lap Cheong Chan
Name:	Lap Cheong Chan
Title:	Chief Executive Officer

Sellers:

/s/ Lap Cheong Chan
Lap Cheong Chan

/s/ Terence Kwong Lung Wong
Terence Kwong Lung Wong

Sellers’ Representative:

By:	/s/ Lap Cheong Chan
Lap Cheong Chan, solely in the capacity as the Sellers’ Representative hereunder

[SIGNATURE PAGE TO TERMINATION AND RELEASE AGREEMENT]

ReTo Technology:

BEIJING RETO HENGDA TECHNOLOGY CO., LTD.

By:	/s/ Xinyang Li
Name:	Xinyang Li
Title:	Chief Operating Officer and President

Melody:

SHENZHEN MELODY CATERING MANAGEMENT CO., LTD.

By:	/s/ Lap Cheong Chan
Name:	Lap Cheong Chan
Title:	Chief Executive Officer

Dirong:

DIRONG CENTURY BIG DATA TECHNOLOGY CO., LTD.

By:	/s/ Lap Cheong Chan
Name:	Lap Cheong Chan
Title:	Chief Executive Officer

[SIGNATURE PAGE TO TERMINATION AND RELEASE AGREEMENT]